EXHIBIT 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Chipotle Mexican Grill, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Equity(3)	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	2,431,419	$1,273.28	$3,095,877,185	.0000927	$286,988

Total Offering Amounts							$286,988

Total Fee Offsets							$—

Net Fee Due							$286,988

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $1,273.28 per share, the average of the high and low prices of the Registrant’s Common Stock on May 12, 2022 as reported on the New York Stock Exchange.

(3)	Represents shares of the Registrant’s Common Stock that may be issued under the Chipotle Mexican Grill, Inc. 2022 Stock Incentive Plan.